                                                                      EXHIBIT 12


COX RADIO, INC.
RATIO OF EARNINGS TO FIXED CHARGES


                                                        1995           1996            1997           1998          1999
                                                      --------------------------------------------------------------------
EARNINGS AVAILABLE FOR FIXED CHARGES:

Income before income taxes                             14,380         24,697          84,531         45,054         94,826

Fixed charges                                           6,552          5,086          12,030         18,960         24,610
                                                      --------------------------------------------------------------------
Total                                                  20,941         29,783          96,561         64,014        119,436
                                                      ====================================================================
FIXED CHARGES:

Interest expense                                        5,974          4,580          11,033         17,641         23,226
Interest component of rent expense                        578            506             997          1,319          1,384
                                                      --------------------------------------------------------------------
Total                                                   6,552          5,086          12,030         18,960         24,610
                                                      ====================================================================

RATIO OF EARNINGS TO FIXED CHARGES                       3.20           5.86            8.03           3.38           4.85
                                                      ====================================================================